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Securities Exchange Act of 1934
(Amendment No. )
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RESTAURANT BRANDS INTERNATIONAL INC.
RESTAURANT BRANDS INTERNATIONAL LIMITED PARTNERSHIP
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Restaurant Brands International Inc.
May 22, 2026
SUPPLEMENT TO PROXY STATEMENT DATED APRIL 23, 2026
FOR THE 2026 ANNUAL MEETING OF SHAREHOLDERS
This supplement (this “Supplement”) supplements the definitive proxy statement (the “Definitive Proxy Statement”) filed by Restaurant Brands International Inc. (the “Company”) with the U.S. Securities and Exchange Commission and on the Company’s profile on SEDAR+ on April 23, 2026 in connection with the annual general meeting of the shareholders of the Company to be held on June 3, 2026, or at any adjournment(s) or postponement(s) thereof. You should carefully consider all of the information in the Notice of 2026 Annual General Meeting of Shareholders, the Definitive Proxy Statement and this Supplement. The Definitive Proxy Statement contains instructions on voting including how to change your vote or revoke your proxy, as applicable.
The purpose of this Supplement is to provide additional information related to amendments made in December 2025 to certain performance based restricted stock units (“PSUs”) granted to our CEO, Joshua Kobza, and our CFO, Sami Siddiqui. Accordingly, footnote (1) to the Summary Compensation Table beginning on page 49 of the Definitive Proxy Statement is revised to include the additional information set forth below.
SUPPLEMENT TO SUMMARY COMPENSATION TABLE
On February 22, 2023, the Company granted a promotional award of 300,000 PSUs to Joshua Kobza in connection with his appointment as our CEO. On May 15, 2025, the Company granted a promotional award of 73,507 PSUs to Sami Siddiqui in connection with his appointment as our CFO. Each award was subject to the same Achievement Price performance hurdles as the PSUs granted to Patrick Doyle upon his appointment as Executive Chairman. The Achievement Price under the PSUs for all three executives is a function of total shareholder return (“TSR”), which is calculated based primarily on achievement of a specified share price as measured during the three-year period ending in May 2028 (the “Share Price Measurement Period”) as well as the amount of cumulative dividends issued to shareholders over a specified period (the “Dividend Measurement Period”).
The Compensation Committee (the “Committee”) always intended these awards to align the long-term performance incentives of our CEO, CFO, and Executive Chairman. However, due to an administrative error, while all three PSU awards were granted with the same Share Price Measurement Period, the PSU awards granted to Messrs. Kobza and Siddiqui set a later start date for the Dividend Measurement Period — February 22, 2023 for Messrs. Kobza and Siddiqui as compared to November 21, 2022 for Mr. Doyle. As a result of this oversight, the Dividend Measurement Period was shortened for Mr. Kobza and Mr. Siddiqui, meaning that they would earn a lower percentage of their PSUs than Mr. Doyle for the same TSR achievement, which was not the Committee’s intent. This mismatch came to the Committee’s attention when we started tracking performance shortly after the May 2025 start of the Share Price Measurement Period.
The Committee recognized that without a correction, the achievement of the three executives most accountable for the Company’s long-term performance would be measured against a slightly different TSR benchmark. Although correcting the mismatch would result in a nominal increase in the likelihood of achievement, it would also ensure that these awards would be evaluated against a single, shared Achievement Price test, thereby reinforcing collective accountability for long-term value creation for shareholders. Accordingly, the Committee approved the corrective amendments to Messrs. Kobza’s and Siddiqui’s PSU awards, and the Company issued the amendments on December 10, 2025.
Because these PSUs are subject to market conditions, their probability-weighted fair values are computed under FASB ASC 718 using a Monte Carlo valuation as of the grant date, assuming a 100% achievement of the applicable performance target. As a result of the corrective amendments, one additional dividend of $0.54/share (paid January 4, 2023) is now counted in computing the Achievement Price for Messrs. Kobza and Siddiqui. Accordingly, the fair values of their amended PSUs were recomputed under the same Monte Carlo valuation methodology to reflect the additional dividend, resulting in an incremental increase of 1.6% in the fair value of Mr. Kobza’s PSUs and 1.5% in the fair value of Mr. Siddiqui’s PSUs.
The Achievement Price calculation for Mr. Kobza, Mr. Siddiqui, and Mr. Doyle is now fully aligned and measured from the same date, which coincides with commencement of the current leadership team’s strategic plan. Given the modest dollar magnitude of the correction relative to the governance benefits that result, the Committee believes the corrective amendments are in the best interests of shareholders and consistent with its original intent to evaluate the senior leadership team against a common set of long-term shareholder return targets.